THE STEPHAN CO.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August, 1999

To the Stockholders:

The Annual Meeting of the Stockholders of The Stephan
Co. (the "Company") will be held on August, 1999, at 10:00 A.M., local time, at Fort Lauderdale, Florida, 33309, for the following purposes:

I. To elect two Class I members of the Company's Board of Directors; and

II. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on June,1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Company's
1999 Annual Meeting of Stockholders (the "Meeting"). Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

                       By Order of the Board of Directors




				   PETER FEROLA
				   Secretary

                 July, 1999

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.










                   PROXY STATEMENT
THE STEPHAN CO.

Annual Meeting of Stockholders
To Be Held on August, 1999


GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stephan Co. (the "Company"), a Florida corporation, for use at the 1999 Annual Meeting of Stockholders to be held on August, 1999 and at any adjournment(s) thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held in Fort Lauderdale, Florida, 33309, at 10:00 A.M., local time.

	The principal executive offices of the Company are located at 1850 West McNab Road, Fort Lauderdale, Florida (telephone no.
954-971-0600). The enclosed proxy and this proxy statement are being first sent to stockholders of the Company on or about
June, 1999.

Quorum; Received Votes; Solicitation and Revocation.

	Proxies in the form enclosed are solicited by, or on behalf of, the Company's Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors.
If a quorum, consisting of the presence (in person or by proxy) of holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock"), exists at the Meeting, (i) the directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock cast at the Meeting; and (ii) approval of any other matters which may properly come before the Meeting shall, subject to applicable law, be approved if the number of votes cast in favor of the matter at the Meeting exceed the number of votes cast opposing such matter at the Meeting. Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any proposal will be included in determining the existence of a quorum. Broker Shares that are not voted on any matter will be treated as shares as to which voting power has been withheld by the beneficial owner of such shares and, therefore, as shares not entitled to vote on the proposal, and will not be included in determining the existence of a quorum. Because only a plurality of shares is required, abstentions and non-voted Broker Shares will not have an effect on the outcome of the election of the two nominees for directors. A "withheld" vote will be treated equivalent to an abstention.



Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted "FOR" the election of the two nominees for directors named herein in the class as set forth herein. Proxies solicited by the Board of Directors will be voted for the election of the two nominees named herein, each to serve until the expiration of their term, or until their respective successors have been duly elected and qualified.

In the event that any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

	The solicitation of proxies will be made primarily by mail but, in addition, may be made by directors, officers and employees of the Company personally or by telephone or telegraph, without extra compensation. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, which contains audited financial statements, is being mailed with this Proxy Statement to all persons who were stockholders of record as of the close of business on June , 1999. Additional copies of the Annual Report will be provided free of charge upon written request to the Company, at 1850 West McNab Road, Fort Lauderdale, Florida 33309,
Attn.: Secretary.

Record Date; Voting

	The Company's Board of Directors has fixed the close of business on July , 1999 as the record date (the "Record Date") for the determination of stockholders of the Company who are entitled to receive notice of, and vote at, the Meeting. At the close of business on the Record Date, an aggregate of 4,725,858 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

                              2

SECURITY OWNERSHIP

Security Ownership by Certain Beneficial Owner

The following table sets forth, as of the Record Date, certain information as to the stockholders (other than directors, nominees and executive officers of the Company) which are known by the Company to beneficially own more than 5% of the Common Stock (based solely upon filings by said holders with the Securities and Exchange Commission on Schedule 13G pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")):


                         Number of Shares
Name and Address           Beneficially       Percent
of Beneficial Owner         Owned (1)         of Class

FMR Corp.(2)                 413,200             9%
82 Devonshire St.
Boston, Mass. 02109-7614

Dalton, Greiner, Hartman,    275,300             6%
    Maher & Company
1100 Fifth Avenue South,
Ste. 301
Naples, FL  34102


(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of the shares reflected above as a result of acting as a registered investment adviser to various registered investment companies. One such company, Fidelity Low-Priced Stock Fund, owns the shares reflected above. FMR Corp., through its control of Fidelity, has sole voting power with respect to none of the above indicated shares and sole power to dispose of all the above indicated shares.



Ownership by Management

	The following table sets forth, as of the Record Date, certain information concerning beneficial ownership of Common Stock by each nominee for election as a director of the Company (both of whom are currently directors of the Company), each other director of the Company, the Named Executives, as defined below, and all current directors and executive officers of the Company as a group (based solely upon information furnished by such persons):


                             3




                                   Number of Shares
Name and Address                     Beneficially              Percent
of Beneficial Owner (1)               Owned(1)(2)             of Class

Thomas M. D'Ambrosio. . . . . . .       226,714                  5%
John DePinto. . . . . . . . . . .       138,514                  3%
Frank F. Ferola . . . . . . . . .       661,435(4)(5)           14%
Curtis Carlson. . . . . . . . . .        15,186                 (3)
Leonard Genovese. . . . . . . . .        11,124                 (3)
Shouky Shaheen. . . . . . . . . .       312,120                  6%
Peter Ferola. . . . . . . . . . .        55,000                  1%
David Spiegel . . . . . . . . . .         5,000                 (3)
Franc Ferola. . . . . . . . . . .        55,000                  1%
Sam Lazar . . . . . . . . . . . .             0                 (3)
Lucille Murphy. . . . . . . . . .        37,500                 (3)
John Incitti. . . . . . . . . . .         3,000                 (3)
Gerald Kotch ....................             0                 (3)
All executive officers and directors
  as a group (12 persons) . . . .     1,520,593                 30%

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.
Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. The business address of each person, for purposes hereof, is c/o The Stephan Co., 1850
West McNab Road, Fort Lauderdale, Florida, 33309.

(2)	Includes the following shares that may be acquired upon the
exercise of options by the specified person(s) within 60 days of the Record Date: Mr. John DePinto - 25,310; Mr. Frank Ferola - 130,000; Mr. Curtis Carlson - 15,186; Mr. Leonard Genovese - 10,124; Mr. Peter Ferola - 55,000; Mr. David Spiegel - 5,000; Mr. Franc Ferola - 55,000; Ms. Lucille Murphy - 37,500; Mr. Shouky Shaheen - 5,062; and all executive officers and directors as a group - 338,182.

(3)	Represents less than 1%.

(4)	Does not include 79,195 shares covered by options granted to Mr.
Ferola, whose exercise is contingent on certain increases in the Company's Common Stock price, as more fully set forth in the "Executive Compensation" section hereof.

(5)	Includes 13,805 shares owned by Mr. Frank Ferola's personal
charitable foundation, of which Mr. Ferola is a co-trustee.


          PROPOSAL I:   ELECTION OF DIRECTORS

	The Company's directors are elected on a staggered basis, with each class of director currently consisting of one third of the entire Board of Directors, and, commencing this year and hereafter, standing for re-election once in each three-year period. The Company's By-Laws provide that the number of directors shall be set from time to time by resolution of the
                            4
Board of Directors and must be a minimum of one director. The Board of Directors has, by resolution, set the size of the Board at six members. Only Class I directors are being elected at the Meeting. Each of the two Class I nominees listed below has consented to being named in this Proxy Statement and to serving as Class I directors if elected. In the unexpected event that any of such nominees should become unable to or for good cause will not serve, it is intended that proxies will be voted for substitute Class I nominee(s) designated by the current Board of Directors. The Board has no reason to believe that any of the named Class I nominees will be unable or unwilling to stand for election. Each of the two Class I nominees for director were elected at last year's annual meeting, at which meeting the Company's stockholders approved a staggered board.

	Class II and Class III directors are not being elected at the Meeting.

	At the Meeting, the shares represented by the proxies in the accompanying form, unless otherwise specified, will be voted in favor of the election of each of the two Class I nominees listed on the accompanying form of proxy. Proxies cannot be voted for a greater number of persons than the number of Class I nominees named thereon. Directors will be elected by a plurality of the affirmative votes cast by the holders of shares of Common Stock at the Meeting (assuming a quorum exists).

Set forth below is certain information with respect to the Class I nominees for election as directors of the Company at the Meeting and the Class II and Class III directors of the Company(based solely on information furnished by such persons):

                          Year of       Principal
                Age       First         Occupations During
              (as of      Election as   Past Five Years;
Name          7-1-99)     a Director    Other Directorships

Class I

John DePinto     80         1980        Retired executive
(1)(2)                                  for more than the
                                        last five years.

Shouky A. Shaheen   	                   For more than the
(2)              67         1998       	past five years,
President of
Shaheen and Co.  Mr.
Shaheen was also the
former owner of Morris
Flamingo, L.P., which was
acquired by the Company
in March 1998.
                              5
Class II

Leonard Genovese    64     1997	        For more than the
(1)(2)	                                 past five years,
Chairman & Chief
Executive Officer of
Genovese Drug, Inc., an
American Stock Exchange
listed company.  Mr.
Genovese is a director of
three other publicly
listed companies: T.R.
Financial, Aid Auto
Stores, and Kellwood Co.

Curtis Carlson     46     1996          For more than the
(1)                                     past five years,
                                        Partner in the law
                                        firm of Carlson &
                                        Associates, PA, a
                                        Miami-based law
                                        firm.

The Class II directors are subject to reelection at the annual meeting to be held in the year 2000.

Class III

Frank F. Ferola   56	    1980           For more than the
                                        past five years,
                                        Chairman of the
                                        Board, President and
                                        Chief Executive
                                        Officer of the
                                        Company.

Thomas M.	       70          1980       For more than the
D'Ambrosio(3)                           past five years,
                                        Vice President and,
                                        since March 1989,
                                        Treasurer of the
                                        Company; practicing
                                        attorney.

The Class III directors are subject to reelection at the annual meeting to be held in the year 2001.


(1)	Member of the Audit Committee.

(2)	Member of the Stock Option and Compensation Committee.

                          6
(3)	Mr. D'Ambrosio has stated that he intends to devote
approximately 30% of his business time to the affairs of the Company.

The Board of Directors unanimously recommends a vote "FOR" the election of the two Class I nominees named above as directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal year 1998, the Company paid to Carlson &
Associates, P.A., a law firm of which Mr. Carlson is a partner, approximately $224,000 for legal services rendered by such firm to the Company. The Company also paid $4,500 as a monthly retainer to Thomas D'Ambrosio, a director of the Company, for legal services rendered.

Board of Directors; Committees of the Board

	The Board of Directors met four times during fiscal year 1998. During fiscal year 1998, no director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served. The Board has established two standing committees, consisting of an Audit Committee, and a Stock Option and Compensation Committee. The current functions of such committees are as follows:

	The Audit Committee, which held one meeting during fiscal 1998, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company's independent auditing firm. The Chairman of this Committee is Curtis Carlson.

The Stock Option and Compensation Committee, which held various informal meetings, has primary responsibility for the administration of the Company's 1990 Key Employee Stock Incentive Plan, including primary responsibility for the granting of options thereunder. The Committee is also responsible for establishing the overall philosophy of the Company's executive compensation program and overseeing the executive compensation plan developed to execute the Company's compensation strategy. The Chairman of this Committee is Shouky Shaheen.

Compensation of Directors

	All directors of the Company are compensated for their services by payment of $300 for each Board Meeting attended.


                               7
During fiscal 1998, options to purchase an aggregate of 20,248 shares of Common Stock, at exercise prices of $13.69 per share for 15,186 shares and $11.75 for 5,062 shares respectively, were granted by the Company to directors of the Company who were not employees or regularly retained consultants of the Company (each, an "Outside Director") pursuant to the Company's 1990 Outside Directors' Stock Option Plan.

Under such Plan, each Outside Director is automatically granted, upon such person's election or re-election to serve as a director of the Company, an option exercisable over five years, to purchase shares of Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant. An option to purchase an additional 5,062 shares of Common Stock (at an exercise price equal to the fair market value of such Common Stock on the date of such grant) is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30, or (ii) the date on which the stockholders of the Company elect directors at an Annual Meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors' Stock Option Plan (as adjusted for stock splits) is 202,500, of which options covering 48,058 shares are outstanding.


Executive Officers

	The executive officers of the Company consist of Mr. Frank F.Ferola, President, Chairman of the Board and Chief Executive Officer; Thomas M. D'Ambrosio, Vice President and Treasurer;
David A. Spiegel, Chief Financial Officer; Peter Ferola, Vice President/Administration and Secretary; Lucille Murphy, President/Old 97 Company, a wholly-owned subsidiary of the Company; Franc Ferola, Vice President/Operations; Gerald Kotch, President/Trevor Sorbie of America, Inc., a wholly-owned subsidiary of the Company; Mr. John Incitti, President/Williamsport Barber and Beauty Supply Corporation, a wholly-owned subsidiary of the Company; and Samuel Lazar, President/Scientific Research Products, Inc. of Delaware, a wholly-owned subsidiary of the Company.

	The following sets forth certain information with respect to the executive officers of the Company who are not directors
(based solely on information furnished by such persons):

	Mr. David A. Spiegel, 51, was appointed as Chief Financial Officer in January 1994. For more than the past four years prior to 1994, Mr. Spiegel had been a certified public accountant,

                             8
engaged in private practice. For more than the five years prior to 1994, Mr. Spiegel was the independent public accountant for the Company.

	Mr. Peter Ferola, 30, was appointed as Vice
President/Administration in January 1996. For more than the past five years, Mr. Ferola has been employed by the Company in various capacities. In February 1997, Mr. Ferola was selected as Secretary of the Company to fill the vacancy caused by the death of Mr. Stephen Letizia. Mr. Ferola had previously been the Company's Assistant Secretary.

Ms. Lucille Murphy, 51, was appointed as President of Old 97
Company in January 1996.  For more than the past five years Ms.
Murphy has been employed by Old 97 Company, a wholly-owned subsidiary of the Company.

Mr. Samuel Lazar, 53, was appointed as President of
Scientific Research Products, Inc. of Delaware, a wholly-owned subsidiary of the Company, in April 1994, when such company was acquired by the Company, a position which he held for over five years prior to the acquisition.

Mr. John Incitti, 54, was appointed to President of
Williamsport Barber and Beauty Corporation, a wholly-owned subsidiary of the Company, in August 1997. For more than the past five years, Mr. Incitti has been employed by Williamsport
Barber and Beauty Corporation.

Mr. Franc Ferola, 33, was appointed as Vice
President/Operations in January 1996. For more than the past five years, Mr. Ferola has been employed by the Company in various capacities.

     Mr. Gerald Kotch, 63, was appointed President of Trevor Sorbie of America, Inc., a wholly-owned subsidiary of the Company, in March 1998, to fill the vacancy caused by the resignation of Charles V. Hall. For more than the past five years, Mr. Kotch was Vice President of Styling Research Corporation.

Peter Ferola and Franc Ferola are brothers and are the sons of Frank F. Ferola.








                              9
EXECUTIVE COMPENSATION

	The following table sets forth information for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, with respect to compensation earned by the Company's Chief Executive Officer and the seven other executive officers of the Company serving at the end of fiscal year 1998 (the "Named Executives").



Summary Compensation Table

                                                        Long-Term
           	Annual Compensation           	            Compensation
Name and			                        	Other	        Securities
Principal  	Fiscal		               	Annual   	    Underlying  	All Other
Position(s)	Year   	Salary  	Bonus 	Compensation 	Options(#) 	Compensation


Frank F.   	1998  	$467,500  	$0      	$0          	80,000       	$0
Ferola,    	1997  	$425,000 		$0	     	$0	          59,195(1)    	$0
President, 	1996  	$173,353	$677,030  	$0	          70,000(1)	    $0
Chairman of
the Board
and Chief
Executive
Officer

David     	1998   	$108,272  	$0      	$0             	-0-      	$0
Spiegel,  	1997   	$100,000	$15,000   	$0	             -0-	      $0
Chief     	1996    	$90,000	$15,000   	$0	            5,000     	$0
Financial
Officer

Franc     	1998   	$125,000  	$0      	$0           	35,000
Ferola,   	1997   	$ 85,542	$25,000   	$0	           10,000(2)  	$0
Vice      	1996   	$ 77,765  	$0      	$0           	10,000     	$0
President
Operations

Sam Lazar,	1998   	$141,259  	$0      	$0             	-0-      	$0
President,	1997   	$134,456  	$0      	$0	             -0-      	$0
Scientific	1996   	$130,800	$21,976   	$0	             -0-      	$0
Research
Products, Inc.
Of Delaware

Peter     	1998   	$125,000  	$0      	$0           	35,000     	$0
Ferola,    1997	   $ 85,542	$25,000   	$0	           10,000(2)  	$0
Vice
President/	1996   	$ 77,765  	$0      	$0	           10,000     	$0
Administration

Lucille   	1998   	$125,000  	$0      	$0             	-0-
Murphy    	1997	    $79,310	$25,000	   $0	             -0-      	$0
President/	1996    	$72,100	$15,000   	$0            	7,500     	$0
Old 97 Company

John        1998    $92,400 $20,130    $0              -0-       $0
Incitti     1997    $85,891 $18,310    $0              -0-       $0
President/
Williamsport B&B


                                      10

Gerald L.   1998    $95,963    $0      $0              -0-(3)    $0
Kotch
President/
Trevor Sorbie
Of America
							___________________________

(1) Reflects the grant of options covering 79,195 shares of Common Stock, whose exercise is contingent on certain increases in the Company's Common Stock trading price. See - "Employment and Termination Arrangements."

(2) Reflects options granted pursuant to employment agreements.

(3) Employed by the Company for less than one year.



Stock Option Grants in the Last Fiscal Year


The following table sets forth certain information concerning stock options granted to the Chief Executive Officer and those other Named Executives who received stock options in fiscal year
1998.

                                                      	Potential Realizable
                                                   	Value At Assumed Annual
        	Number of  	Percentage of             	Rates of Stock Appreciation
         Securities 	Total Options               	for Option Term (1)
        	Underlying 	Granted to     	Exercise
        	Options    	Employees in   	Price Per	Expiration
Name    	Granted (#)	Fiscal Year(%)	 Share($)    	Date       	5%     	10%

Frank F.
Ferola  	50,000          45%       13.31     	1/01/2008 $1,084,000	$1,726,000
        	30,000	                  	13.69     	1/28/2003   	524,100   	661,500

Peter
Ferola  	10,000	         20%      	13.31     	1/01/2008   	216,800   	345,200
        	25,000		                  13.69     	1/28/2003	   436,750	   551,250

Lucille
Murphy  	15,000          	8%	      13.69	     1/28/2003   	262,050   	330,750

Thomas M.
D'Ambrosio	10,000        	6%      	13.69     	1/28/2003   	174,700   	220,500

Franc
Ferola  10,000          	20%      	13.31	     1/01/2008   	216,800	   345,200
       	25,000                   		13.69     	1/28/2003   	436,750   	551,250



(1) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate or prediction by the Company of future Common Stock price increases.

Options Exercised in Last Fiscal Year and Year-End Option Values

	The following table sets forth certain information at December 31, 1998, respecting exercisable and non-exercisable stock options held by the Chief Executive Officer and the other Named Executives. The Chief Executive Officer and other Named Executives did not exercise any stock options in fiscal year

                             11
1998.  The table also includes the value of the "in-the-money"
unexercised stock options which reflects the spread between the exercise price of the existing stock options and the year-end price of the Common Stock.
                                                       Value of
                        Number of	                Unexercised In-the-
                      	Unexercised Options         	Money Options at
                    	Held at December 31, 1998  	at December 31, 1998(1)
                                	Non-	                          Non-
Name	            Exercisable	Exercisable        	Exercisable	Exercisable

Frank F.
Ferola            	50,000    	159,195(2)             	$0	        $0

Peter
Ferola            	50,000     	30,000                	$0        	$0

David A.
Spiegel            	9,000                           		$0        	$0

Thomas
D'Ambrosio        	10,000	                           	$0        	$0

Franc
Ferola            	50,000     	30,000                	$0        	$0

Lucille
Murphy            	22,500	     15,000                	$0        	$0

(1)Based on the closing price of the Common Stock on December 31, 1998
($10.25)

(2)Includes options covering 79,195 shares of Common Stock whose exercise is contingent on certain increases in the trading price of the Company's Common Stock, and includes options for 80,000 shares of Common Stock which do not vest until January 1999). See - "Employment and Termination Arrangements."

Employment and Termination Arrangements

	In 1996, Mr. Frank Ferola conditionally relinquished $335,000 (approximately 50%) of the 1995 annual bonus to which he was otherwise entitled. In consideration thereof, the Compensation Committee awarded him a five-year option to purchase 70,000 shares of the Company's Common Stock, whose exercise is contingent on the Company's Common Stock trading for 20 consecutive business days at $19.175, a 30% increase over its price on the date of grant ($14.75). If this condition were met, Mr. Ferola would also receive a cash payment of $335,000, as a result of the increased stock price.

In 1997, Mr. Ferola conditionally relinquished $100,000 of
the 1996 annual bonus to which he was otherwise entitled. In consideration thereof, the Compensation Committee awarded him a five-year option to purchase 9,195 shares of the Company's Common Stock, whose exercise is contingent on the Company's Common Stock
                            12
trading for 20 consecutive business days at $14.138, a 30% increase over its price on the date of grant ($10.875). If this condition were met, Mr. Ferola would also receive a cash payment of $100,000, as a result of the increased stock price.

In January 1997, the Company entered into a new employment agreement with Mr. Ferola. The term of the agreement is three years, expiring in January 2000. Under such agreement, Mr. Ferola is to receive compensation in the amount of $425,000 per annum, subject to an annual increase of 10%, and an annual stock option grant of 50,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined, by comparison to a base year of 1996, by a formula set forth in the employment agreement.

In the event of a change in control (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twenty-four months' salary.
In addition, upon such an event, Mr. Ferola will receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus two.

In January 1996, the Company entered into an employment agreement with Mr. Peter Ferola, effective for three years until January 1999. Pursuant to such agreement, Peter Ferola received compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Peter Ferola was entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share calculated by comparison to a base year of 1995, as determined by a formula set forth in his employment agreement. In 1998 Peter Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

In the event of a change in control (as defined in the
employment agreement) of the Company, Peter Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Peter Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.
                         13
In July 1998, the Company entered into an amended employment agreement with Peter Ferola. Such amendment extended the term of the agreement to January 2001 and increased Peter Ferola's base salary to $125,000 per annum. In addition, for the remaining term of the agreement, Mr. Ferola's performance bonus is to be calculated using a base year of 1997.

In January 1996, the Company entered into an employment agreement with Ms. Lucille Murphy, effective for three years until January 1999. Pursuant to such agreement, Ms. Murphy received compensation of $72,100 per annum subject to an annual increase of 10%. Under the terms of the contract, Ms. Murphy was also entitled to an annual bonus, the amount of which was to be determined each year by the Stock Option and Compensation Committee.

In the event of a change in control (as defined in the employment agreement) of the Company, Ms. Murphy is entitled to receive an amount equal to her base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Ms. Murphy will receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of her agreement plus one.

In July 1998, the Company entered into an amended employment agreement with Ms. Murphy. Such amendment extended the term of the agreement to January 2001 and increased Ms. Murphy's base salary to $125,000 per annum.

 In January 1996, the Company entered into an employment agreement with Franc Ferola, effective for three years until January 1999. Pursuant to such agreement, Franc Ferola received compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Franc Ferola was entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 1995. In 1998 Franc Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

In the event of a change in control (as defined in the employment agreement) of the Company, Franc Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Franc Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the

                         14
most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

In July 1998, the Company entered into an amended employment agreement with Franc Ferola. Such amendment extended the term of the agreement to January 2001 and increased Franc Ferola's base salary to $125,000 per annum. In addition, for the remaining term of the agreement, Franc Ferola's performance bonus is to be calculated using a base year of 1997.

In July 1998, the Company entered into a two-year employment agreement with David Spiegel. Under the terms of the agreement, Mr. Spiegel is entitled to receive a base salary of $125,000 per annum with annual increases of 10%. Additionally, in the event of a change of control, Mr. Spiegel is entitled to receive the lesser of his salary for the remaining term of his contract or six months' salary paid in a lump sum. Further, Mr. Spiegel shall receive an amount equal to the most recent bonus paid to him divided by twelve and multiplied by the number of months remaining in his contract.


STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

	The Stock Option and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee is responsible for reviewing and approving policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees and for administration of the Company's 1990 Key
Employee Stock Option Incentive Plan (the "Incentive Plan").

Compensation Strategy

	The Company's executive compensation program has been designed to (i) align executive compensation with shareholder interests, (ii) attract, retain and motivate a highly competent executive team, (iii) link compensation to individual and Company performance and (iv) achieve a balance between incentives for short-term and long-term results. The Company's executive compensation package consists of the payment of base salary, annual bonus, and stock options awarded through participation in the Incentive Plan. The Committee reviews annually the compensation to be paid to the Company's executive officers. In making such review, the Committee evaluates information supplied by management. The Committee also participates in the negotiation of employment contracts, including provisions for salary and bonuses, with the Company's executive officers. Currently, pursuant to the Company's employment agreements with its

                           15
executive officers, each executive officer receives a fixed annual base salary and certain executive officers, including the Chief Executive Officer, are entitled to receive a bonus amount determined by a formula based on the Company's net earnings per share for each fiscal year during the term of the agreement.

Base Salary

	Base salary for executive officers is generally determined by reference to written employment agreements between the Company and such executives. The Committee's policy is to negotiate salaries in relation to industry norms, the principal job duties and responsibilities undertaken by such executives, individual performance and other relevant criteria. A base salary comparison for the Company's Chief Executive Officers was made to a group of public companies which the Committee believes provides a meaningful comparison to the Company. Several of these companies are included in the custom composite of companies in the Standard & Poor's Midcap Consumer Products Index. See "Stock Performance Chart" below. The base salary paid to the Company's Chief Executive Officer for fiscal year 1998 was in the middle of the range of base salary paid by such companies.

Annual Bonus

	Annual bonus for the Chief Executive Officer and two other Named Executives (Peter Ferola and Franc Ferola) is determined by reference to specific bonus formulae set forth in written employment agreements between the Company and such executives.
If the Company's net earnings per share increase by more than 10% compared to the executives base year (i.e. 1996 for the Chief Executive Officer and 1997 for the two other Named Executives), the Chief Executive Officer is entitled to receive $20,000 and the two other Named Executives are each entitled to receive
$5,000 for each 1% increase in net earnings per share above the 10% threshold. In addition, the Chief Executive Officer is entitled to receive a $100,000 bonus and the two other Named Executives are entitled to each receive a $25,000 bonus for reaching the 10% increase in net earnings per share. The Chief Executive Officer is also entitled to receive a $150,000 bonus payment and the two other Named Executives are entitled to each receive an additional $25,000 bonus payment upon the Company's attaining a 15% increase in net earnings per share compared to the base year. Annual bonus for other executives is in the discretion of the Committee.







                            16
Stock Options

	Long-term incentive compensation of executives is granted through participation in the Incentive Plan. The Incentive Plan permits the Company to grant stock options to executives at a price no less than 100% of the fair market value of the Common Stock on the date of the grant. Notwithstanding contractual obligations, stock options are granted in the Committee's discretion to executive officers based upon its perception of the ability of such executive officers to influence the long-term growth and profitability of the Company. The Committee believes that providing a portion of the executive's annual incentive compensation in the form of stock options encourages the executive to share with outside shareholders the goals of increasing the value of the Company's stock and contributing to the success of the Company.


Committees Actions for Fiscal Year 1998

	In determining the amount and form of executive officer compensation to be paid or awarded for fiscal year 1998, the Committee considered the criteria discussed above. After various informal meetings on this criteria, The Committee also voted, at the recommendation of the Chief Executive Officer, to amend the employment agreements for Peter Ferola, Lucille Murphy and Franc Ferola, as described in the "Employment and Termination Arrangement" section of this proxy. In addition, the Committee approved a new employment agreement with David Spiegel, the details of which are also contained in such section as well as granted Stock options to certain Named executives as contained herein.

The Chief Executive Officer Compensation

	The Committee approved an employment agreement in 1997 for Mr. Frank F. Ferola. In approving such agreement, the Committee authorized a base annual salary of $425,000 and an annual 10% increase, and an annual grant of options to purchase 50,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant for Mr. Ferola. Based on the earnings formula described above, Mr. Ferola was not entitled to receive a bonus in fiscal 1998. In January 1998 the Chief executive officer was granted an option to purchase 30,000 shares of common stock pursuant to the Company's 1990 Key Employee Stock Option plan

Section 162(m) Compliance

	Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to a public company for compensation over $1 million annually paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limitation if certain requirements are met. The Committee's current policy is

                             17
to structure the performance-based portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with
Section 162(m) of the Code whenever possible and appropriate, in the judgment of the Committee.

Members of the Stock Option and Compensation Committee:
Shouky Shaheen, Chairman
John DePinto
Leonard Genovese


Compensation Committee Interlocks and Insider Participation

	The Compensation Committee conducted deliberations through various informal meetings concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are or ever were officers or employees of the Company. During the last fiscal year, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

	As a public company, the Company's directors, executive officers and more than 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Securities and Exchange Act of 1934, as amended. None of the Company's directors, executive officers or such 10% beneficial owners delinquently filed, to the Company's knowledge, any reports required under Section 16(a) of such Act during fiscal year 1998.

STOCK PERFORMANCE CHART

                 Dec-93     Dec-94     Dec-95     Dec-96     Dec-97     Dec-98

The Stephan Co.    $100        $63        $77        $64        $67        $52

S&P 500            $100       $101       $139       $171       $229       $294

Custom Composite   $100        $71        $81        $85       $101       $101
Index (10 stocks)

The 10 Stock Custom Composite is made up of the companies the S&P MidCap Consumer Products Index upon its termination in July, 1996. The ten stocks are Carter-Wallace, Church & Dwight, A.T. Cross Co., Enesco Group Inc. (The Stanhome Inc.), First Brands Corp., Gibson Greetings Lancaster Colony, National Presto, Perrigo Co., and Tambrands Inc. (thru 2Q97; Co. acquired).






                             18
INDEPENDENT AUDITORS

	Pursuant to a recommendation of the Audit Committee, the Board of Directors has selected and retained the firm of Deloitte & Touche to act as independent certified public accountants for the Company for the 1999 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.


OTHER MATTERS

	At the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote all proxies on such matter(s) in accordance with their judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

	In accordance with Rules 14a-4(c) and 14 a-5(e) promulgated under the Exchange Act, the Company hereby notifies its shareholders that it did not receive by May 26, 1999 notice of any proposed matter to be submitted for stockholder vote at the Meeting, and therefore any proxies received in respect of the Meeting will be voted in the discretion of the Company's management on other matters which may properly come before the Meeting.

	The Company further notifies its shareholders that if the Company does not receive notice by January , 2000 of a proposed matter to be submitted for stockholders vote at the 2000 Annual Meeting of Stockholders, then any proxies held by members of the Company's management in respect of such meeting may be voted at the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.









                             19


Any proposal which is intended to be presented by any stockholder for action at the 2000 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at 1850 West McNab Road, Fort Lauderdale, Florida 33309, not later than
, 2000, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 2000 Annual Meeting of Stockholders.

 				By Order of the Board of Directors




				Peter Ferola
				Secretary


Dated: July, 1999










                                                                     20